Exhibit 3

DISTRIBUTION AGREEMENT
FOR THE CONTRACTS FUNDED BY
TIAA SEPARATE ACCOUNT VA-3

          THIS AGREEMENT made this ___ day of ___________________, 2006 by and among Teachers Insurance and Annuity Association of America ("TIAA"), a New York insurance corporation, for itself and on behalf of TIAA Separate Account VA-3 (the "Separate Account"), a separate account of TIAA established pursuant to the New York State Insurance Law, and TIAA-CREF Individual & Institutional Services, LLC (“Services”), a Delaware limited liability company.

WITNESSETH:

          WHEREAS, TIAA has established the Separate Account to segregate assets funding tax qualified pension plans under Internal Revenue Code Sections 401(a), 403(b), 414(d) and 457, as well as Individual Retirement Accounts under Internal Revenue Code Section 408, or certificates thereunder (the "Contracts"), as well as by other contracts that may be offered by TIAA in the future; and

          WHEREAS, the Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act"), and currently consists of a number of sub-accounts that invest in the TIAA-CREF Institutional Mutual Funds and certain other non-affiliated investment companies, and may consist of additional investment sub-accounts in the future (collectively, referred to herein as "Accounts"); and

          WHEREAS, Services will be the principal underwriter distributing the Contracts and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member of the National Association of Securities Dealers, Inc. ("NASD"); and

          WHEREAS, TIAA and the Separate Account have filed a registration statement to register the Contracts under the Securities Act of 1933, as amended (the "1933 Act"), and desires to retain Services to distribute the Contracts and Services is willing to distribute the Contracts in the manner and on the terms set forth herein; and

          WHEREAS, TIAA is willing to compensate Services for the services to be provided in the manner and on the terms set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TIAA, the Separate Account, and Services hereby agree as follows:

          1.           Distribution of the Contracts.

                       (a)          TIAA and the Separate Account hereby appoint Services as the principal underwriter distributing the Contracts and grant to Services the exclusive right, subject to the requirements of the 1933 Act, the 1934 Act, and the 1940 Act, and the terms set forth herein, to distribute the Contracts during the term of this Agreement. Services accept such appointment and agrees to use its best efforts to distribute the Contracts, and to advise owners of Contracts in connection therewith.

                       (b)           To the extent necessary to offer the Contracts, Services shall be duly registered or otherwise qualified under the securities laws of any state or other jurisdiction in which such Contracts may lawfully be sold and in which Services is licensed or otherwise authorized to sell the Contracts. Services shall be responsible for the training, supervision and control of its registered representatives for the purpose of the NASD Rules and Fair Practice and federal and state securities law requirements applicable in connection with the offering and sale of the Contracts. In this connection, Services shall retain written supervisory procedures in compliance with Section 3010 of the NASD Conduct Rules.

                       (c)           Services agrees to offer the Contracts for sale in accordance with the then-current prospectus for the Contracts filed with the Securities and Exchange Commission (the "SEC").

                       (d)           The Contracts funded through the Separate Account will provide for the allocating of purchase payments among certain subaccounts for investment in such shares of the affiliated and non-affiliated funds as may be offered from time to time in the prospectus for the Contracts. The selection of the particular subaccount is to be made by the contract owner and such selection may be changed or the cash value may be transferred among or between subaccounts in accordance with the terms of the Contracts.

                       (e)          TIAA shall furnish Services with copies of all prospectuses, SAIs, financial statements and other documents which Services reasonably requires for use in connection with the distribution of the Contracts. Services will be entitled to rely on all documentation and information furnished to it by TIAA or the Separate Account.

                       (f)           It is understood that no payments made under the Contracts shall be paid or remitted to Services.

          2.           Books and Records.

                       (a)           TIAA, the Separate Account, and Services shall cause to be maintained and preserved all required books of account and related financial records as are required by the 1934 Act, the NASD, state insurance departments and any other applicable laws and regulations. All the books and records in connection with the offer and sale of the Contracts shall be maintained and preserved in conformity with the requirements of Rules 17a-3 and 17a-4 under the 1934 Act or the corresponding provisions of any future federal securities laws or regulations, to the extent that such requirements are applicable to insurance operations. TIAA shall retain control and responsibility for any functions that it may delegate to Services in connection with services rendered pursuant to this Agreement.

                        (b)          Each party hereto shall cooperate with each other party and all appropriate government authorities and shall permit such authorities including, without limitation, the SEC in accordance with Section 17(a) of the 1934 Act and any appropriate state insurance departments, as well as any investment companies whose funds are investment options under the Contracts pursuant to participation agreements with TIAA reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

                        (c)           Services agrees that all records and other data pertaining to the Contracts are the exclusive property of TIAA and that any such records and other data shall be furnished to TIAA by Services upon termination of this Agreement for any reason whatsoever. TIAA shall have the right to inspect, audit and copy all pertinent records pertaining to the Contracts. This shall not preclude Services from keeping copies of such data or records for its own files subject to the provisions of this section.

                        (d)           Services shall have the responsibility for maintaining the records of sales representatives licensed, registered and otherwise qualified to sell the Contracts.

          3.           Reports. Services shall cause TIAA and/or the Separate Account to be furnished with such reports as either or both may reasonably request for the purpose of meeting reporting and recordkeeping requirements under the insurance laws of the State of New York and any other applicable states or jurisdictions and any reporting requirements under participation agreements with investment companies whose funds are investment options under the Contracts.

          4.           Compensation and Expenses.

                       (a)          In consideration of the services performed by Services hereunder, TIAA shall compensate Services monthly. The amount of this compensation shall be based on the average daily net assets allocated to the Separate Account under the Contracts, and which shall include amounts from investment vehicles of companies other than TIAA. The current rate of compensation is shown on Schedule A, attached herewith.

                       (b)          The Separate Account shall not be liable to Services (or TIAA) for any expenses incurred for services related to the distribution of the Contracts (except to the extent that amounts arising from the mortality and expense risk charge paid to TIAA are deemed to cover such distribution expenses). Services shall be responsible for all expenses relating to the distribution of the Contracts, including but not limited to:

(i)	the costs and expenses of providing the necessary facilities, personnel, office equipment and supplies, telephone service, and other utility service necessary to carry out its obligations hereunder;

(ii)	charges and expenses of outside legal counsel retained with respect to activities related to the distribution of the Contracts;

(iii)	the costs and expenses for issuance of the Contracts;

(iv)	the costs and expenses of printing definitive prospectuses and statements of additional information and any supplements thereto for prospective purchasers;

(v)	expenses incurred in connection with Services’ registration as a broker or dealer or in the registration or qualification of its officers, directors or representatives under federal and state securities laws;

(vi)	the costs of promotional, sales and advertising materials; and

(vii)	any other expenses incurred by Services or its representatives in connection with performing the obligations of Services under this Agreement.

          6.           Non-Exclusivity. TIAA and the Separate Account agree that the services to be provided by Services hereunder are not to be deemed exclusive and Services is free to act as distributor of other insurance products or investment company shares issued by TIAA, or any entity affiliated therewith or any non-affiliated investment company. Services shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent TIAA or the Separate Account in any way or otherwise be deemed an agent of TIAA or the Separate Account other than in furtherance of its duties and responsibilities as set forth in this Agreement.

          7.           Performance Standards; Liability. Services will not be liable for any error of judgment or mistake of law or for any loss suffered by the Separate Account in connection with the matters to which this Agreement relates. Nothing herein contained shall be construed to protect Services against any liability resulting from the bad faith or negligence of Services in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement or by virtue of violation of any applicable law.

          8.           Regulation.

                       (a)           This Agreement shall be subject to the provisions of the 1940 Act, the 1934 Act and the rules, regulations and rulings thereunder, and of the NASD, as in effect from time to time, including such exemptions and other relief as the SEC, its staff, or the NASD may grant, and the terms hereof shall be interpreted and construed in accordance therewith. Without limiting the generality of the foregoing, the term "assigned" shall not include any transactions exempted from Section 15(b)(2) of the 1940 Act.

                       (b)           Services shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of the Separate Account, any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable law or regulations. Without limiting the generality of the foregoing, Services shall furnish the SEC, the State of New York Secretary of State and/or the Superintendent of Insurance with any information or reports which the SEC, the Secretary of State and/or the Superintendent of Insurance may request in order to ascertain whether the operations of the Separate Account are being conducted in a manner consistent with applicable laws or regulations.

          9.           Investigation; Proceedings; Compliance Matters.

                       (a)          TIAA, the Separate Account and Services agree to cooperate fully in any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to TIAA, the Separate Account, or Services, their affiliates and their representatives to the extent that such inspection, inquiry, investigation or proceeding is in connection with the Contracts distributed under this Agreement.

                       b)           TIAA, the Separate Account and Services agreed to cooperate in responding to any inquiry or request from affiliated and non-affiliated investment companies whose funds are investment options under the Contracts pursuant to participation agreements with TIAA.

                       c)           In the case of a customer complaint, TIAA, the Separate Account, and Services will cooperate in investigating such complaint and shall arrive at a mutually satisfactory response.

                       d)           (i)            In accordance with Rule 38a-1 under the 1940 Act (“Rule 38a-1”), Services will provide TIAA and the Separate Account with its written compliance policies and procedures as required by Rule 38a-1 (“Rule 38a-1 policies and procedures”).

                                     (ii)           Services agrees to cooperate with TIAA and the Separate Account in the annual review and any interim reviews of Services’ Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer(s) of TIAA and the Separate Account

                                     (iii)           Services will provide TIAA and the Separate Account with ongoing, direct, and immediate access to Services’ compliance personnel and shall cooperate with TIAA and the Separate Account’s Chief Compliance Officer in carrying out the applicable TIAA Parties’ obligations under Rule 38a-1 to oversee the compliance program of Services.

                                     (iv)          Services will promptly notify TIAA and the Separate Account in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to the Services’ Rule 38a-1 policies and procedures and will cooperate with TIAA and the Separate Account in providing TIAA and the Separate Account with periodic and special reports in the event any Material Compliance Matter (as defined in Rule 38a-1)occurs.

                                     (v)          Services (and anyone acting under the direction of Services) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence TIAA and the Separate Account’s Chief Compliance Officer(s) in the performance of her or his responsibilities under Rule 38a-1.

          10.         Duration and Termination of the Agreement.

                        (a)           This Agreement shall become effective with respect to the Contracts as of the date first written above. It shall become effective as to any subsequently offered contract when it has been approved by the TIAA Board of Directors specifically for such contract. "Subsequently offered contract" means a contract issued and funded by the Separate Account subsequent to the initial effective date of this Agreement.

                        (b)           This Agreement shall continue in effect until terminated in accordance with paragraph 10(c) below.

                        (c)           This Agreement may be terminated, without the payment of any penalty, by TIAA, the Separate Account, or Services on sixty days' written notice to the other parties. This Agreement shall automatically terminate in the event of its assignment.

                        (d)           Upon termination of this agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder and the agreements contained in paragraph 9 hereunder.

          11.         Definitions. The term "assignment", "interested person" and "majority of the outstanding shares", when used in this Agreement, shall have the respective meanings specified under the 1940 Act and rules thereunder.

          12.         Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

          13.         Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York, as at the time in effect, and the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control.

          14.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one instrument.

          15.         Notices. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

(a)	If to TIAA:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206
Attention: Edward Van Dolsen, Executive Vice President

(b)	If to Services:

TIAA-CREF Individual & Institutional Services, LLC
730 Third Avenue
New York, New York 10017-3206
Attention: Fran Nolan, President

or to such other address as the parties shall designate by notice to the others.

          16.         Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          IN WITNESS WHEREOF, TIAA, the Separate Account and Services have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
for itself and on behalf of TIAA SEPARATE ACCOUNT VA-3

By:		Attest:
	Name: Edward Van Dolsen	Name:
	Title: Executive Vice President		Title: Assistant Secretary

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:		Attest:
	Name: Fran Nolan	Name:
	Title: President	Title:	Assistant Secretary

SCHEDULE A
To
Distribution Agreement
For
The Contracts Funded By
TIAA Separate Account VA-3

          The amount payable monthly by TIAA to Services in consideration of the services performed under this Agreement will range from 3 basis points to 14 basis points per annum based of the average daily net assets (as that term is used in paragraph 4(a) of this Agreement) allocated to the Separate Account under the Contracts. The amount payable within the range relates to institutional pricing and not on individual accounts and will be paid according to the Tier Schedule agreed to by TIAA and Services, as may be amended from time to time upon mutual agreement.